EXHIBIT 10.1

FIFTH LOAN MODIFICATION
AND REAFFIRMATION AGREEMENT

THIS FIFTH LOAN MODIFICATION AND REAFFIRMATION AGREEMENT (this “Agreement”) is dated as of the 25th day of February, 2021, by and among DOVER MOTORSPORTS, INC., a Delaware corporation (“DMI”), DOVER INTERNATIONAL SPEEDWAY, INC., a Delaware corporation (“DISI”), and NASHVILLE SPEEDWAY, USA, INC., a Tennessee corporation (“NSUSA” and jointly and severally with DMI and DISI, the “Borrowers”), and CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, National Association), as agent (“Agent”), and as lender (“Citizens”), and PNC BANK, NATIONAL ASSOCIATION (“PNC” and collectively with Citizens, the “Lenders”).

WHEREAS, Borrowers, Agent and Lenders are parties to a Credit Agreement dated as of April 12, 2011 (the “Credit Agreement”), which provides for a revolving line of credit to the Borrowers in the principal amount of Sixty Five Million Dollars ($65,000,000) for the Borrowers’ working capital needs;

WHEREAS, the parties hereto have agreed, subject to the terms and conditions set forth herein, to amend various provisions in the Credit Agreement.

NOW, THEREFORE, in consideration for the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound and under seal, agree as follows:

Section 1.               Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Section 2.               Amendment to Credit Agreement. Upon execution of this Agreement, the Credit Agreement shall be amended as follows:

A.            The aggregate amount of the Commitment is $25,000,000, and any and all references in the Credit Agreement and the other Loan Documents to the aggregate amount of the Commitment is hereby changed to $25,000,000, alphabetic or numeric, as applicable, including without limitation the definition of “Commitment” in Section 1.1 of Credit Agreement.

B.            The following defined terms are hereby added to Section 1.1 in their appropriate alphabetic order:

“ABR Loans” means a Loan bearing interest based on the Alternative Rate.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 2.10(b).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.10(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)            the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)            the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)            the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)            for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)            the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)            for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)            in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)            a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Country; or (e) that would otherwise cause any actual or possible violation by a Lender of any applicable Anti-Terrorism Laws if a Lender were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars as set forth in the definition of “LIBOR Rate”.

C.            The defined term “Maturity Date” contained in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means September 1, 2024.

D.            Section 2.10(b) is hereby deleted in its entirety and replaced with the following:

(b)	Benchmark Replacement Setting.

(i)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below) so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)	Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10(b).

(iv)	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)	Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of the Lenders to make or maintain Loans with respect to such Benchmark shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of Loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Loans, and (iii) the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

E.            The reference in Subsection 2.17(d) to “$15,000,000” is hereby deleted and replaced with “$13,000,000”.

F.            Effective as of the testing period ending on December 31, 2020, Section 5.1 is hereby deleted in its entirety and replaced with the following:

5.1          The Borrowers will not permit the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, in each case for any period of four (4) consecutive Fiscal Quarters end as at the day of any Fiscal Quarter to be less than 3.50:1.00.

G.            New Section 4.22 is hereby added to the Credit Agreement:

“4.22      Embargoed Property

None of the Collateral is Embargoed Property.”

H.            New Section 7.14 is hereby added to the Credit Agreement:

“7.14      Embargoed Property

Borrowers will not permit the Collateral to become Embargoed Property.”

I.             Schedule 2.1 to the Credit Agreement is hereby deleted and replaced with the following new Schedule 2.1:

Schedule 2.1

Commitments

Name of Lender	Commitment
Citizens Bank, National Association	$13,460,000.00
PNC Bank, National Association	$11,540,000.00
Total	$25,000,000.00

Section 3.              Conditions Precedent. Section 2 of this Agreement shall become effective upon satisfaction of the following conditions precedent, as determined by Agent in its sole discretion:

A.            Execution and delivery to Agent of this Agreement.

B.            Receipt by Lenders of a $25,000 amendment fee, to be allocated to each Lender in accordance with the terms of the Credit Agreement.

C.            Borrowers’ payment to Agent of all attorneys’ fees and other expenses incurred by Agent in connection with the preparation and execution of this Agreement and the other documents related thereto.

D.            Receipt by Agent of any and all documentation and other information requested by Agent in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.

E.            To the extent any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, receipt by Agent of an updated Beneficial Ownership Certification in relation to such Borrower.

Section 4.              Affirmations. Borrowers hereby affirm the assumption, execution and delivery to Agent of each of the Loan Documents and collateral documents executed in connection with the Loans, including, without limitation waivers of jury trial and special damages and to notice prior to a confession of judgment, and agrees that all of the foregoing secure the obligations and liabilities of Borrowers incurred or to be incurred pursuant to the Credit Agreement and they continue in full force and effect. Borrowers hereby also affirms that all of the other collateral documents received by Agent in connection with the Credit Agreement are intended to and do in fact secure each of the obligations of Borrowers described in the Credit Agreement and secure all advances, indebtedness and liabilities of Borrowers to Agent whether heretofore or hereafter incurred by Borrowers to Agent to the extent set forth in the Credit Agreement, and as such continue in full force and effect and are in all respects hereby assumed, affirmed and ratified.

Section 5.             Agreements, Acknowledgments and Waivers. Borrowers acknowledge that the obligations set forth in each of the Loan Documents are valid, binding, and enforceable against Borrowers and are not subject to any defense, counterclaim, recoupment or offset. In addition, Borrowers acknowledge that (i) the execution of this Agreement, (ii) the acceptance by Agent of any payments hereunder or thereunder, or (iii) any previous or subsequent delay by Agent in exercising any or all of its rights or remedies under the Loan Documents, either separately or in combination, shall not constitute a waiver by Agent of any of the rights of Agent under the Loan Documents and shall not preclude Agent from exercising its rights thereunder or at law if Borrowers fail to perform any of their obligations as set forth in the Loan Documents, as the same are amended pursuant to the provisions of this Agreement. Nothing herein shall be deemed a waiver of any of Agent’s rights or remedies with respect to (i) any existing violation of any affirmative or negative pledge, covenant or warranty, (ii) any event of default, or (iii) any condition which, with the passage of time or the giving of notice would constitute an event of default, under any of the Loan Documents.

Section 6.               Miscellaneous. The parties to this Agreement further agree as follows:

A.            Power and Authority. Borrowers and Agent represent and warrant that each has the full power and authority to enter into and perform this Agreement, all of which has been duly authorized by all necessary corporate or limited liability company action, as appropriate, and that this Agreement is valid, binding, and enforceable in accordance with its terms.

B.            References to Credit Agreement. Any and all references to the Credit Agreement in any of the other Loan Documents shall be deemed to refer to the Credit Agreement as amended by this Agreement.

C.            Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one Agreement.

D.            Rules of Construction. As used herein, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, the singular shall include the plural and the plural the singular, and the masculine, feminine or neuter gender shall include the other genders.

E.            Choice of Laws. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard for principles of conflicts of laws.

F.            Acknowledgments. Each party to this Agreement acknowledges that it has executed this Agreement voluntarily, with a full knowledge and a complete understanding of the terms and effect of this Agreement and that it has been fully advised by competent counsel as to the nature and effect of the applicable terms and provisions hereof.

G.            Representations and Warranties. Borrowers represent and warrant that the representations and warranties set forth in the Loan Documents remain true and accurate in all material respects as of the date of this Agreement.

H.            Remaining Force and Effect. Except as specifically amended hereby, the Credit Agreement and Loan Documents remain in full force and effect in accordance with their original terms and conditions.

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IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper corporate officers or authorized managers and sealed with their seal the day and year first above written.

ATTEST	DOVER MOTORSPORTS, INC.,
a Delaware corporation, as Borrower

/s/Rebecca A. Jaksch	By:	/s/Timothy R. Horne	(SEAL)
Timothy R. Horne
Chief Financial Officer

ATTEST	DOVER INTERNATIONAL
SPEEDWAY, INC.,
a Delaware corporation, as Borrower

/s/Rebecca A. Jaksch	By:	/s/Timothy R. Horne	(SEAL)
Timothy R. Horne
Chief Financial Officer

ATTEST	NASHVILLE SPEEDWAY, USA, INC.,
a Tennessee corporation, as Borrower

/s/Rebecca A. Jaksch	By:	/s/Timothy R. Horne	(SEAL)
Timothy R. Horne
Chief Financial Officer

ATTEST	CITIZENS BANK, NATIONAL ASSOCIATION, as Agent

/s/Cindy F Tentarelli	By:	/s/Edward S. Winslow	(SEAL)
Cindy F. Tentarelli		Edward S. Winslow
Vice President		Senior Vice President

{acknowledgments on following page}

Dover Motorsports – Fifth Modification and Reaffirmation (2/2021) Signature Page

Acknowledged and Consented to by:

PNC BANK, NATIONAL ASSOCIATION, as Lender and LC Issuing Bank

By:	/s/Timothy M. Naylon	(SEAL)
Timothy M. Naylon
Senior Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as Lender and Cash Management Bank

By:	/s/Edward S. Winslow	(SEAL)
Edward S. Winslow
Senior Vice President

Dover Motorsports – Fifth Modification and Reaffirmation (2/2021) Signature Page